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                                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION                                    OMB APPROVAL
          FORM 4                               WASHINGTON, D.C. 20549
                                                                                                        OMB Number: 3235-0287
                                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Check this box if no longer subject to Section 16. Form 4 or                                            Expires: December 31, 2001
Form 5 obligations may continue. SEE Instruction 1(b).
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    Estimated average burden
(Print or Type Responses)      Section 17(a) of the Public Utility Holding Company Act of 1935          hours per response    0.5
                                    or Section 30(f) of the Investment Company Act of 1940
====================================================================================================================================
1.                                     2.                                           6.
Name and Address of Reporting Person*  Issuer Name AND Tickler or Trading Symbol    Relationship of Reporting Person(s) to Issuer
                                                      EpicEdge, Inc. - EDG                                  (Check all applicable)
=====================================  ===========================================
     (Last)  (First)  (Middle)         3.                     4.                                                               ---
                                       I.R.S. Identification  Statement for         Director
        Covert, Peter B.               Number of Reporting    Month/Year            ---
                                       Person, if an entity                         10% Owner
                                       (voluntary)            December, 2001

                                                                                                                                X
                                                                                                                               ---
                                                                                    Officer (give title below)
                                                                                    ---
                                                                                    Other (specify below)

                                                                                                Vice President Finance,
                                                                                                Principal Financial and
                                                                                                   Accounting Officer
=====================================                         ====================  ================================================
              (Street)                                        5.                    7.
           EpicEdge, Inc.                                     If Amendment, Date    Individual or Joint/Group Filing
        5508 Two Ninety West                                  of Original           (Check Applicable Line)
        Austin Texas, 78735                                   (Month/Year)
                                                                                     X
                                                                    N/A             ---
                                                                                    Form filed by One Reporting Person

                                                                                    ---
                                                                                    Form filed by More than One Reporting Person

===================================================================================================================================
       (City)  (State)  (Zip)                 TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
===================================================================================================================================
1.                                     2.                3.           4.                 5.            6.               7.
Title of Security                      Transaction Date  Transaction  Securities         Amount of     Ownership Form:  Nature of
(Instr. 3)                                               Code         Acquired (A)       Securities    Direct (D) or    Indirect
                                                         (Instr. 8)   or Disposed of     Beneficially  Indirect (I)     Beneficial
                                       (Month/Day/Year)               (D) (Instr. 3,     Owned at End  (Instr. 4)       Ownership
                                                                      4 and 5)           of Month
                                                                                         (Instr. 3
                                                                                         and 4)
                                                                                                                        (Instr. 4)
                                                        ================================
                                                          Code    V   Amount  (A) Price
                                                                              or
                                                                              (D)
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         Common Stock                       12/14/01       P          12,000   A  $0.08     22,000           D
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                     Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                              (E.G., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
1.             2.                 3.                  4.              5.                          6.
Title of       Conversion or      Transaction         Transaction     Number of Derivative        Date Exerciseable
Derivative     Exercise Price     Date                Code            Securities Acquired (A)     and Expiration Date
Security       of Derivative      (Month/Day/Year)    (Instr. 8)      or Disposed of (D)          (Month/Day/Year)
(Instr.3)      Security                                               (Instr. 3, 4 and 5)
====================================================================================================================================
                                                                                                       Date            Expiration
                                                        Code     V        (A)            (D)        Exercisable           Date
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7.                      8.                9.                     10.                     11.
Title and               Price of          Number of              Ownership Form of       Nature of
Amount of               Derivative        Derivative             Derivative              Indirect
Underlying              Security          Securities             Securities              Beneficial
Securities              (Instr. 5)        Beneficially           Beneficially Owned      Ownership
(Instr. 3 and 4)                          Owned at End of        at End of Month         (Instr. 4)
                                          Month (Instr. 4)       (Instr. 4)
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 Title     Amount or
           Number of
             Shares
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Explanation of Responses:


              /s/ Peter B. Covert                  January 9,2002
        -------------------------------            --------------
        **Signature of Reporting Person                 Date


Reminder:    Report on a separate line for each class of securities beneficially owned directly or indirectly.

         * If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).

        ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, on of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure